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                                                        EXHIBIT 1.A.(5)(b)(2)(a)


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[LOGO] MERRILL LYNCH MERRILL LYNCH LIFE INSURANCE COMPANY          Little Rock,
                                                                       Arkansas

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                               ADDITIONAL INSURANCE RIDER

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RIDER SCHEDULE                 Insured No. 1:            Richard Roe




                               Insured No. 2:               Jane Roe

                               Owner:                       Jane Roe

                               Issue Date:                  September 30, 1992

                               Policy Number:               SPECIMEN

                               Rider Face Amount:           $500,000.00
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INSURANCE BENEFITS             This rider provides additional insurance
                               coverage to the insureds.  It is payable to the
                               beneficiary at the death of the last surviving
                               insured.  The rider face amount provided by this
                               rider is shown on the above rider schedule.
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CHANGING THE RIDER             The owner may elect to change the rider face
FACE AMOUNT                    amount prior to either insured's attained age
                               85. The minimum change in the rider face amount
                               is $100,000.  One (1) such change is permitted
                               each year.  The minimum additional insurance
                               rider face amount is $100,000.  To request a
                               change in rider face amount, you must provide
                               satisfactory notice to us.  The effective date
                               of change will be the policy anniversary date
                               next following underwriting approval of the
                               change.  As of the effective date of change,
                               the guarantee period will change.  See HOW WE
                               DETERMINE THE GUARANTEE PERIOD.
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INCREASING THE                 If both insureds are alive, you may increase the
RIDER FACE AMOUNT              rider face amount.  Satisfactory evidence of
                               insurability will be required before we will increase the rider face amount. We will not allow an increase on the first policy anniversary if the face amount of the policy plus the new rider face amount provide a guarantee period of less than one year from the effective date of the increase.




AIVUL92                            SPECIMEN
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DECREASING THE                 Beginning in policy year 8, you may decrease the
RIDER FACE AMOUNT              rider face amount but not below the amount
                               required to keep the policy qualified as life
                               insurance under federal income tax laws.
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HOW WE DETERMINE               WHEN A CHANGE IN RIDER FACE AMOUNT IS REQUESTED
THE GUARANTEE                  As of the effective date of change, we will
                               redetermine the guarantee period PERIOD as follows:
                               (1)         We take the fixed base described in
                                           the policy as of such date.
                               (2)         Based on the policy year, the face
                                           amount of the policy, plus the rider
                                           face amount, and the amount in (1),
                                           we will redetermine the guarantee
                                           period.

                               Our computations are based on an annual interest
                               rate of 5% and the guaranteed maximum cost of
                               insurance rates shown in Appendix 1.
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COST OF RIDER                  The cost of the rider is determined by dividing
                               the rider face amount by $1000 and multiplying
                               the result by the current cost of insurance rate
                               per $1000 based on the policy year and sex and
                               underwriting class of both insureds.  The cost
                               of the rider is deducted from the investment
                               base as described in the policy.  See INVESTMENT
                               BASE IN EACH INVESTMENT DIVISION in the policy.
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INCONTESTABILITY               The incontestability and suicide provisions of
AND SUICIDE                    the policy also apply to this rider.  We can
                               contest the validity of any change in the rider
                               face amount requested by the owner if any
                               material misstatements are made in any
                               application required for that change.  We will
                               not contest any change in the rider face amount
                               requested by the owner after the change has been
                               in effect during the insureds' lifetimes for two
                               years from the effective date of such change. If
                               either insured commits suicide, while sane or
                               insane, within two years of the effective date
                               of any increase in the rider face amount
                               requested by the owner, we will terminate the
                               coverage attributable to such increase in rider
                               face amount and pay only a limited benefit.  The
                               limited benefit will be the amount of cost of
                               insurance deductions made for such increase.
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WHEN THIS RIDER                This rider will terminate on the date the policy
WILL TERMINATE                 terminates or lapses.
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AIVUL92                            SPECIMEN
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GENERAL        This rider is a part of the policy.  It has no
               cash or loan value. Its benefit is subject to all the terms of this rider and the policy.

               MERRILL LYNCH LIFE INSURANCE COMPANY




               /s/ BARRY G. SKOLNICK                 /s/  ANTHONY J. VESPA
               --------------------------            ---------------------------
                    Barry G. Skolnick, Secretary          Anthony J. Vespa, President

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AIVUL92                            SPECIMEN